Exhibit 99.1
AeroGrow Reports Results for the Quarter Ended September 30, 2012

Net loss reduced by 61%, reflecting higher margins and lower overhead, financing costs; New products, broader distribution, and expanded marketing expected to drive stronger results during key holiday quarter and winter “indoor gardening season.”

Boulder, CO – November 12, 2012 – AeroGrow International, Inc. (OTCQB:AEROD) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the three months ended September 30, 2012, the second quarter of its fiscal year ending March 31, 2013.

“During the quarter, we continued to make real progress towards our objectives,” said Mike Wolfe, President and CEO of AeroGrow.  “We delivered improved gross margins, reduced our overhead spending, and invested heavily in business building activities, including almost $250,000 in spending on new product development and advertising.  This spending represents a major shift in our efforts away from simply cutting expenses and eliminating unprofitable channels, to investing to drive future growth.  While we knew our sales would be down for the quarter, given our strategic steps in the retail channel and the significant non-recurring surge in direct response sales we had last year, we remained focused on executing our plan and readying the business for the critical upcoming holiday season.”

Heading into the holiday season, the Company recently launched a new flagship product, the AeroGarden ULTRA, which represents the first new garden product introduction from the Company in more than four years.  The ULTRA is AeroGrow’s biggest, smartest, and highest-producing garden yet, with more than 100 improvements over the existing garden product line.  In addition, AeroGrow is opening kiosks in several high-end malls in Arizona and Colorado, has significantly increased the breadth and scope of its holiday marketing plans, and has cemented expanded distribution arrangements with Amazon.com and Canadian Tire Corporation, as well as a number of other retailers.

“We’re excited about our prospects for the upcoming holiday selling season,” continued Mr. Wolfe.  “The initial orders for the ULTRA have exceeded our expectations and that, along with our increased marketing efforts and broader distribution, supports our belief that we will deliver stronger top and bottom line results for the all-important December quarter, and for the rest of the indoor gardening season.”

The Company’s net loss of just under $0.4 million was 61% lower than the $1.03 million net loss reported in the previous year, on the strength of continued improvements in margins, lower overhead costs, and substantially reduced financing costs following the completion of a restructuring of the Company’s balance sheet earlier in the year.  The reduced net loss came despite a significant year-over-year increase in AeroGrow’s investment in brand and market-building spending in the current year quarter, as management began the transition from executing a turnaround to driving profitable growth.

Sales declined year-over-year as the Company completed its exit from non-core retail customers, and because the prior year quarter included a one-time sales spike from pent-up demand after a three-month test of a new distribution channel that constrained sales in the Company’s base direct response business.

RESULTS OF OPERATIONS

For the three months ended September 30, 2012, total revenue of $1,144,260 was down 23.6%, or $353,259, relative to the same period in the prior year.  More than half the total decline was caused by a $191,239, or 96.8%, decline in sales to retailers resulting from our strategic decision to de-emphasize the large retail chain channel because of the low margins and high capital requirements of servicing this channel.  In addition, sales in our direct-to-consumer channels were down 12.3%, or $155,423, primarily because direct-to-consumer sales experienced a significant, but temporary spike following the termination of a test of the network marketing channel in the prior year period.  This test included a virtual cessation of direct-to-consumer promotional activity and increases in selling prices for most of our products for a three-month period.  Upon the termination of the test in early August 2011, we resumed direct-to-consumer marketing and reduced our selling prices, and experienced an immediate increase in direct-to-consumer sales activity, which we attributed to pent-up demand that had built up during the three-month test period.  The impact of the spike in prior year sales activity is evidenced by the trend in marketing efficiency, which we measure using the metric of dollars of direct-to-consumer revenue per dollar of advertising expense.  For the three months ended September 30, 2012, our marketing efficiency was $9.26, down from $27.23 for the same period in 2011.  However, for comparison, our marketing efficiency during the same period in 2010 was $8.68, and during the full fiscal year ended March 31, 2012 was $9.78. As a result, we believe that the results in the quarter ended September 30, 2011 were a non-recurring aberration that resulted from the release of pent-up demand and temporary spike in sales.

On a product line basis, we experienced a year-over-year increase in the mix of AeroGardens as a percent of total revenue as we began to shift more of our marketing efforts to prospecting for new AeroGarden customers.  For the three months ended September 30, 2012, AeroGarden sales represented 35.9% of total revenue, as compared to 31.7% in the prior year period.  Seed kit and accessory sales dropped as a percent of the total to 64.1% from 68.3% in the prior year period.  Both categories of products experienced year-over-year sales declines, reflecting the overall decline in sales discussed above.

Our gross margin for the three months ended September 30, 2012 was 52.3%, up from 50.7% in the prior year period, as we continued to benefit from efficiency gains in our assembly, fulfillment, and distribution operations, as well as a shift in sales mix towards the higher margin direct-to-consumer channels.

In aggregate, our total operating expenses increased 11.9%, or $105,197 year-over-year, principally because we invested $102,330 in higher new product development spending, and because we increased our advertising expenditures by $73,678.  While these investments depressed earnings in the current quarter, they represent critical elements in our longer-term strategy to grow revenue in future quarters.  These increases were partially offset by continued decreases in other overhead expenses that were achieved across a wide variety of spending categories.

As a result of the lower sales and the increases in investments in product development and advertising, our operating loss increased to $388,457 for the three months ended September 30, 2012, from $121,801 in the prior year period.

Other income and expense for the three months ended September 30, 2012 totaled to a net other expense of $10,197, as compared to net other expense of $908,626 in the prior year period.  The net other expense in the current year period included the impact of $80,389 in non-recurring gains relating to adjustments in estimates of certain accounts payable accounts.  For the three months ended September 30, 2011, net other expense included $709,808 in non-cash charges related to our convertible debt that was fully converted into common stock in April 2012.

The net loss for the three months ended September 30, 2012 was $398,654, less than the $1,030,427 loss in the prior year because the reduction in other expense more than offset the impact of the greater operating loss.

The following table sets forth, as a percentage of sales, our financial results for the three months ended September 30, 2012 and the three months ended September 30, 2011.

	Three Months Ended September 30,
	2012	2011
Net revenue
Direct-to-consumer	97.3%	84.7%
Retail	0.5%	13.2%
International	2.2%	2.1%
Total net revenue	100.0%	100.0%

Cost of revenue	47.7%	49.3%
Gross margin	52.3%	50.7%

Operating expenses
Research and development	10.1%	0.4%
Sales and marketing	37.8%	22.2%
General and administrative	38.4%	36.2%
Total operating expenses	86.3%	58.8%
Loss from operations	(34.0)%	(8.1)%

AEROGROW INTERNATIONAL, INC.
Statements of Operations

	Three Months ended September 30,		Six Months ended September 30,
	2012	2011	2012	2011
Product sales	$1,144,260	$1,497,519	$2,560,793	$2,977,422
Cost of revenue	545,868	737,668	1,239,200	1,588,500
Gross profit	598,392	759,851	1,321,593	1,388,922

Operating expenses
Research and development	115,114	6,470	208,138	28,533
Sales and marketing	432,061	332,941	883,238	846,941
General and administrative	439,674	542,241	1,017,290	1,256,560
Total operating expenses	$986,849	$881,652	$2,108,666	$2,132,034

Loss from operations	(388,457)	(121,801)	(787,073)	(743,112)

Other (income) expense, net
Interest (income)	(2)	(2)	(4)	(14)
Interest expense	103,814	799,585	212,789	1,630,241
Interest expense – related party	4,444	111,238	16,094	229,579
Debt conversion cost	-	-	6,648,267	-
Other (income)	(98,059)	(2,195)	(97,757)	(29,516)
Total other expense, net	10,197	908,626	6,779,389	1,830,290

Net loss	$(398,654)	$(1,030,427)	$(7,566,462)	$(2,573,402)

Net loss per share, basic	$(0.07)	$(5.34)	$(1.31)	$(13.35)

Net loss per share, diluted	$(0.07)	$(5.34)	$(1.31)	$(13.35)

Weighted average number of common shares outstanding , basic and diluted	5,809,545	192,819	5,786,606	192,819

AEROGROW INTERNATIONAL, INC.
Condensed Balance Sheet

	September 30, 2012	March 31, 2012
	(Unaudited)	(Derived from Audited Statements)
ASSETS
Current assets
Cash	$921,249	$501,577
Restricted cash	45,332	42,756
Accounts receivable, net of allowance for doubtful accounts of $0 and $768 at September 30, 2012 and March 31, 2012, respectively	45,804	221,713
Other receivables	100,202	197,076
Inventory	1,991,986	1,784,424
Prepaid expenses and other	603,332	309,340
Total current assets	3,707,905	3,056,886
Property and equipment, net of accumulated depreciation of $2,770,970 and $2,709,075 at September 30, 2012 and March 31, 2012, respectively	85,341	133,768
Other assets
Intangible assets, net of $128,427 and $120,923 of accumulated amortization at September 30, 2012 and March 31, 2012, respectively	201,148	198,490
Deposits	145,201	145,744
Deferred debt issuance costs, net of accumulated amortization of $2,297,155 and $1,449,581 at September 30, 2012 and March 31, 2012, respectively	219,457	844,116
Total other assets	565,806	1,188,350
Total assets	$4,359,052	$4,379,004

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Notes payable	$1,047,565	$633,995
Notes payable – related party	246,611	307,821
Current portion – long term debt – related party	--	100,464
Current portion – long term debt	681,472	988,589
Accounts payable	384,562	607,840
Accrued expenses	218,997	252,562
Customer deposits	892	8,270
Deferred rent	6,967	6,207
Total current liabilities	2,587,066	2,905,748
Long term debt	1,702,961	5,892,590
Long term debt – related party	--	702,708
Total liabilities	4,290,027	9,501,046
Commitments and contingencies
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized, 0 and 7,526 shares issued and outstanding at September 30, 2012 and March 31, 2012, respectively	--	8
Common stock, $.001 par value, 750,000,000 shares authorized, 5,904,877 and 210,319 shares issued and outstanding at September 30, 2012 and March 31, 2012, respectively	590,441	20,994
Additional paid-in capital	74,790,623	62,602,533
Accumulated deficit	(75,312,039)	(67,745,577)
Total stockholders' equity (deficit)	69,025	(5,122,042)
Total liabilities and stockholders' equity (deficit)	$4,359,052	$4,379,004

AEROGROW INTERNATIONAL, INC.
SUPPLEMENTAL INFORMATION

SALES BY CHANNEL

	Three Months Ended September 30,
Net Revenue	2012	2011
Direct-to-consumer	$1,113,056	$1,268,479
Retail	6,419	197,658
International	24,785	31,382
Total	$1,144,260	$1,497,519

SALES BY PRODUCT

	Three Months Ended September 30,
Net Revenue	2012	2011
Direct-to-consumer	$1,113,056	$1,268,479
Retail	6,419	197,658
International	24,785	31,382
Total	$1,144,260	$1,497,519

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of extraordinary dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755